EXHIBIT 99.1

234 Ninth Avenue North	T 206-624-3357
Seattle, WA	F 206-624-6857
98109	www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES RECORD FIRST QUARTER FINANCIAL RESULTS

—Revenue increases more than 50% to $5.8 million —

— Reports EPS of $0.01 —

April 29, 2004	Trading Symbol:	TSXVE:	JSD
		OTC:	JSDA

Seattle, Washington U.S.A. – Jones Soda Co. (the “Company” or “Jones”), today announced financial results for the first quarter ended March 31, 2004.

Revenue for the first quarter of fiscal 2004 increased 50.3% to $5,802,247 compared to $3,860,620 for the first quarter of fiscal 2003. Net earnings were $287,057, or $0.01 per basic diluted share, for the first quarter of fiscal 2004 versus a loss of ($72,082), or ($0.00) per basic and diluted share, for the same period last year.

Gross margin for the first quarter ended March 31, 2004 was 33.0% compared to 33.4% for the quarter ended March 31, 2003. Operating expenses as a percentage of sales improved significantly to 28.1% compared to 34.7% for the first quarter of 2003.

Peter van Stolk, President and C.E.O. stated, “These results, which exceeded both top and bottom line expectations, represent a great way to begin the new year. Our record performance was driven by robust growth in the majority of our key territories, increased direct to retail sales and further operating expense leverage. Importantly, our momentum continues into the second quarter.”

“For the first time in 3 years, we achieved double-digit percentage increases in sales in our major markets including the Southwest and Midwest United States and Western Canada,” Mr. van Stolk continued. “It is extremely gratifying to witness this type of sales growth and our recent success underscores the ongoing strength of the Jones brand and gives us heightened confidence about our prospects for the future.”

“During the quarter we also substantially expanded our direct to retail business by securing an arrangement with Starbucks to distribute two flavors of Jones Soda in all of its domestic locations. This arrangement not only represents another meaningful source of revenue, but significantly enhances our brand exposure across the country and among diverse demographics. Our direct to retail business has grown considerably over the past year, and between Starbucks, Panera Bread and Barnes and Noble, we are now in more than 6,000 doors nationwide.”

“Most recently we signed a joint marketing agreement with Zumiez, Inc. to expand the sales of Jones product in all of the Company’s 120 stores (currently in 67 stores) and to be the exclusive beverage sponsor in the Zumiez Couch Tour 2004. Zumiez is widely recognized as one of the leading teen retailers of apparel and accessories and our increased affiliation with them helps to further ground the Jones Soda brand within the core youth market.”

Mr. van Stolk further commented, “Our gross margin declined slightly compared to the same period last year primarily due to currency exchange rates. In an effort to mitigate the impact of a rising Canadian dollar, we are moving some of our bottling capabilities to the U.S. and expect this to occur during the latter part of the second quarter. On the expense front we were able to reduce our promotional spending on a per case basis and continued to experience meaningful improvements in our account receivables and inventory turns.”

Mr. van Stolk concluded, “Given the size of the beverage industry, our unique position in the market and our brand recognition, we believe there are significant opportunities to grow our core business. Additionally, because of the lifestyle nature of our brand, we believe we have the ability to expand into other consumable and non-consumable products and will explore these opportunities primarily through licensing agreements. At the same time, we will continue to focus on further improving operating efficiencies and generating increased profits. We remain committed to executing a strategy that will result in long-term growth and increased shareholder value.”

Headquartered in Seattle, Washington, Jones Soda Co., manufactures its Jones Soda, Jones Naturals, Jones Energy and Whoopass brands and sells these products through its distribution network in select markets across North America and through several large national retail accounts. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities and new product lines, efforts to reduce and mitigate future operational expenses and currency fluctuations, future profitability and results of operations are forward looking. Statements in this press release that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for Jones Soda, Jones Naturals and Whoopass, competition from other businesses providing similar products and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s annual report on 10-KSB and other periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

(See attached Exhibits)

JONES SODA CO.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited - $US)

	Three Months Ended March 31,
	2004	2003
Revenue	$5,802,247	$3,860,620
Cost of Goods Sold	3,888,661	2,569,854

Gross Profit	$1,913,586	$1,290,766
Gross Margin	33.0%	33.4%

Operating Expenses:
Promotion and Selling	1,108,411	862,425
General & Admin.	478,124	439,080
Depreciation & Amortization	43,151	39,107

	1,629,686	1,340,612

Income (Loss) from Operations	283,900	(49,846)
Other income (expense)	3,157	(22,236)
Earnings (loss)	$287,057	$(72,082)

Earnings (loss) per share:
Basic	$0.01	$(0.00)
Diluted	$0.01	$(0.00)

JONES SODA CO.

CONSOLIDATED BALANCE SHEET

(Unaudited - $US)

	Mar. 31, 2004	Dec. 31, 2003
ASSETS

Current Assets:
Cash and cash equivalents	761,039	315,988
Accounts Receivable	2,586,728	1,507,374
Inventory	1,915,390	2,000,924
Prepaid Expenses	275,381	275,623

	$5,538,538	$4,099,909

Capital Assets	519,222	490,273
Intangible Assets	66,972	75,856

	$6,124,732	$4,666,038

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank indebtedness	—	—
Accounts payable and accrued liabilities	3,033,700	2,059,587
Current portion of capital lease obligations	31,655	41,630
Current portion of deferred revenue	50,000	50,000

	$3,115,355	$2,151,217

Capital Lease Obligations	19,712	19,712
Deferred Revenue	87,500	100,000
Shareholders’ Equity	2,902,165	2,395,109

	$6,124,732	$4,666,038

For further information, contact:

Jennifer Cue, Jones Soda Co.

(206) 624-3357 or jencue@jonessoda.com

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